Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kadant Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑202855, 33-67190, 333-48498, 333-142247, 333-176371, 333-238305) on Form S-8 and the registration statement (No. 333-229888) on Form S-3ASR of Kadant Inc. and subsidiaries (“Kadant Inc.”) of our report dated March 2, 2021, with respect to the consolidated balance sheets of Kadant Inc. as of January 2, 2021 and December 28, 2019, the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the fiscal years in the three-year period ended January 2, 2021, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of January 2, 2021, which report appears in the January 2, 2021 annual report on Form 10‑K of Kadant Inc.

/s/ KPMG LLP
Boston, Massachusetts
March 2, 2021